Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-64286) of Knight-Ridder, Inc. and in the related Prospectus, and in the Registration Statements (Form S-8 Nos. 333-127104, 333-110794, 333-106492, 333-89016, 333-80163 and 333-68171), of our reports dated March 1, 2006, with respect to the consolidated financial statements and schedule of Knight-Ridder, Inc., Knight-Ridder, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Knight-Ridder, Inc. included in this Annual Report (Form 10-K) for the year ended December 25, 2005.

/s/ Ernst &Young LLP

March 6, 2006

San Jose, California